EXHIBIT 99.1

Patriot Bank Announces Promotion of Chief Lending Officer to President & CEO

STAMFORD, Conn., March 29, 2023 (GLOBE NEWSWIRE) -- Patriot National Bancorp, Inc. (“Patriot,” “Bancorp” or the “Company”) (NASDAQ: PNBK), the parent company of Patriot Bank, N.A. (the “Bank”), today announced the promotion of David Lowery to become President and CEO of the Bank, succeeding Robert Russell.

Effective after a transitionary period through late April 2023, Mr. Russell will be leaving Patriot to pursue another career opportunity. A positive builder of the Patriot Brank brand, Mr. Russell worked to enhance earnings, operations, and growth during his tenure. He and Mr. Lowery continue to work closely together during this overlap period.

Since joining Patriot two years ago, Mr. Lowery has served as the Bank’s Chief Lending Officer. In this role, he has led the robust growth of Patriot’s commercial and consumer businesses and has been instrumental in institutionalizing the bank’s lending platform and operations to position it for greater scale. He has expanded the bank’s loan origination capabilities and overseen the steady increase in portfolio loan growth. He has also been a leader in implementing numerous portfolio management and quality control initiatives. He is committed to continuing the growth and enhancement of the bank’s lending and operating platform in his role as President and CEO.

Patriot Chairman Michael Carrazza said, “Patriot’s Board of Directors unanimously support promoting talented employees from within the organization and are committed to provide David with the resources and expertise to continue the Bank’s strong trajectory. We thank Rob for his years of dedicated service to Patriot Bank and for managing a seamless transition.”

Lowery previously served in senior capacities with several institutions including IBERIABANK, Metropolitan Commercial Bank, and M&T Bank and at each institution, built highly successful lending businesses serving the New York metropolitan area. He holds an MBA and has an undergraduate degree in Economics from Loyola University.

Contacts:
Patriot Bank, N.A. 900 Bedford Street Stamford, CT. 06901	Michael Carrazza Chairman 203-251-8230	Robert Russell President & CEO 203-252-5939